Exhibit 99.1

For Release:

Contact:

Salisbury Bank and Trust Company

Richard J. Cantele, Jr.

President and Chief Executive Officer

860-435-9801

Salisbury Bank and Trust Company Agrees to Buy the New Paltz, New York Branch of Empire State Bank for its Riverside Division

Lakeville, CT, January 12, 2017 - Salisbury Bank and Trust Company, the wholly owned bank subsidiary of Salisbury Bancorp, Inc. (NASDAQ: SAL) announced that it has executed a definitive agreement to acquire the New Paltz, New York branch of Empire State Bank, the wholly owned bank subsidiary of ES Bancshares, Inc. (OTC: ESBS) and assume approximately $31 million in deposits and purchase approximately $6.8 million in branch related loans.

Richard J. Cantele, Jr., Salisbury Bank and Trust Company’s President and Chief Executive Officer said, “The purchase of this branch is a strategic opportunity, which will enable our Riverside Division to reach new customers and better serve our existing customers in Ulster County, New York. This New Paltz branch will expand our capabilities to deliver financial products and services, including trust and wealth advisory services, to the people and businesses of Ulster County and nearby communities. This branch will be our second office west of the Hudson River and our seventh full service banking office in New York State.”

Philip A. Guarnieri, Empire State Bank’s CEO said, “This is a transaction that benefits the customers and shareholders of Empire State Bank. Salisbury Bank and Trust Company, through its Riverside Division, is well known to our customers for providing competitive products combined with a high standard of customer service. Our shareholders gain greater value from the transaction as it will continue to allow us to deliver on our strategic plan.”

Mr. Cantele further commented, “Salisbury Bank and Trust Company will work closely with Empire State Bank to ensure a smooth transition, which we expect to be seamless for customers.”

The transaction is subject to approval by regulatory authorities and is expected to be completed during the second quarter of 2017.

FIG Partners, LLC served as financial advisers and Cranmore, FitzGerald & Meaney served as legal counsel to Salisbury Bank and Trust Company. FinPro Capital Advisors, Inc. served as financial advisers and Luse Gorman, PC served as legal counsel to Empire State Bank.

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, Sheffield and South Egremont, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, Poughkeepsie, and Red Oaks Mill, New York. Salisbury Bank and Trust Company offers a broad spectrum of consumer and business banking products and services as well as trust and wealth advisory services.